Exhibit 99.1

Cable ONE Senior Vice President and Chief Financial Officer Kevin P. Coyle to Retire

April 2, 2018 - Phoenix, Arizona -- (BUSINESS WIRE) – Kevin P. Coyle, Senior Vice President and Chief Financial Officer of Cable One, Inc. (NYSE: CABO) has announced that he intends to retire from the company in early 2019.

Cable ONE is commencing a national search to find Coyle’s replacement. To ensure a seamless transition, Coyle will assist the company during the search process and with an orderly transfer of his responsibilities to his successor.

Coyle, 66, joined Cable ONE in 2015 to oversee accounting, finance, and investor relations activities. He has played a vital role in helping lead Cable ONE as an independent, publicly traded entity following its spin-off from Graham Holdings Company. During his tenure, Coyle led efforts to raise more than $1.4 billion in debt in connection with the spin-off and for M&A activities, was integral in Cable ONE’s acquisition of NewWave Communications in May 2017, and has been instrumental in helping the company deliver strong financial results and create long-term shareholder value.

"Kevin has made many significant contributions to Cable ONE. With his financial discipline, strong business acumen and critical thinking, he has helped the company evolve into a leading broadband communications provider,” said Julie Laulis, Cable ONE Chair of the Board, President and Chief Executive Officer. “He has been a key contributor to the development and execution of the Company’s strategic plans and has laid a strong financial foundation for Cable ONE to continue its focus on driving growth that is profitable and sustainable."

Coyle has more than 35 years of financial and operations experience, specializing in strategic planning, business development, investor relations, and mergers and acquisitions. Before joining Cable ONE, he served as CFO of Elauwit Networks, Inc., a private provider of telecom services to multi-dwelling units. Coyle holds a bachelor’s degree in Finance from Villanova University and an MBA from Drexel University.

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About Cable ONE

Cable One, Inc. (NYSE: CABO) is among the 10 largest cable companies in the United States and a leading broadband communications provider. Serving nearly 800,000 residential and business customers in 21 states, Cable ONE provides consumers with a wide array of communications and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Cable ONE Business provides scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

CONTACTS:
Trish Niemann
Public Relations Director
602.364.6372
patricia.niemann@cableone.biz

Kevin Coyle

CFO

investor_relations@cableone.biz